EXHIBIT 11.1


    STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
        Calculation of Primary Earnings Per Common Share

              (in thousands, except per share data)

                                  Three Months          Six Months
                                 Ended June 30,       Ended June 30,
                                 1997       1996      1997       1996
PRIMARY
 Average shares outstanding      33,614    32,964     33,488    32,473

 Net effect of dilutive stock
  options after
  application of the
  treasury stock method           1,396     2,225         -      2,377
                                 ------    ------    -------   -------
       Total                     35,010    35,189     33,488    34,850
                                 ======    ======    =======   =======
       Net income (loss)        $ 9,878   $ 6,607    $(2,522)  $12,963
                                 ======   =======    =======   =======
       Net income (loss) per
        share                   $   .28   $   .19    $  (.08)  $   .37
                                 ======   =======    =======   =======